Exhibit 4.1
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                                 eClickMD, Inc.
                          8200 Cameron Road, Suite 170
                                Austin, TX 78754

April 9, 2002                                                       $100,000.00

                                PROMISSORY NOTE

For the value received and the sum of $100,000.00, eClick,MD, Inc., a Nevada Corporation (the "Company") with its principal office at 8200 Cameron Road, Ste 170 Austin, TX 78754 promises to pay to the order of Gryphon Opportunities Fund I, LLC (the "Holder") or its registered assigns the principal amount of one hundred thousand dollars ($100,000.00) plus accrued and unpaid interest thereon of 6% per annum on the earlier to occur of: (i) 3 months from the date of issuance this note; and (ii) the date the Company shall complete a financing round of a minimum of $500,000 (the "Maturity Date"). At the written request of the Company, the Holder, at its option and in writing may extend the Maturity Date for two periods of 30 days each.

The Company herein agrees to use the proceeds of the $100,000 as follows:

1) up to $30,000        for payroll to April 30, 2002
2) up to $40,000        for computer hardware and software to facilitate V3
                        product rollout.
3) up to $20,000        for payroll taxes due
4) balance              working capital

The Company covenants:

1) It will provide the Holder of copies of the checks and other forms of payments it makes immediately upon payment.

2)    That Neil Burley shall co-sign all checks and payments the Company makes.

3) The Company shall prepare a weekly cash budget endeavoring all cash inflows and expenditures and forward same to Holder.

The Company hereby pledges to provide to Holder a first priority lien on all the hardware it purchases under the above use of proceeds and shall take steps to ensure there are no other liens or encumbrances placed on the hardware. It shall provide to the Holder all receipts to evidence such hardware purchases which shall include all serial identification numbers to the hardware purchased.

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The Company hereby agrees that the Holder may call the loan at anytime by a fax, writing or a written notice posted in the US Post, on or after the Maturity date or prior to the maturity date if, in the Holder's sole discretion, the Holder deems that the Company is unable to pay this obligation by the Maturity date.
The Company waives all rights, presentment, demand, protest or notice of any kind in connection with this Note and further agrees in the event of default under this Note or any other obligation it has or may incur, to pay the Holder on demand all costs and expenses incurred in connection with enforcement and collection of this Note. Each Payment by the Company under this Note shall be made without set-off or deduction and in immediately available funds as directed to the Company in writing by the Holder. In the event payment of the principle amount of this Note is not made by the Maturity Date, the Company shall pay penalty payment of 0.5% per month on the unpaid principal and interest due under the Note. With the exception of the sum of $1,217,239 outstanding to the Company under an earlier Note Agreement with the Holder, the Company's obligation under this Note shall rank senior to all of its other indebtedness both present and future.

This Note shall be governed and construed in accordance with the laws of the State of New York with respect to contracts made and fully performed therein without regards to conflicts of laws thereof. The parties hereto agree that any actions arising under this Note shall be brought solely in the federal or state court located in the city, county or state of New York. I hereby submit the in personum jurisdiction of the federal, or state courts of the city, county or state of New York.


                                        Agreed and Accepted by:


                                        /s/ MARION ROBERT RICE
                                        ---------------------------
                                        Robert Marion Rice
                                        Chairman and CEO
                                        eClick,MD, Inc.


                                        Date:

                                        April 9, 2002
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